Exhibit 10.23

Summary of Compensation for Non-employee Directors

Effective May 16, 2007, the compensation of each non-employee member of the Board of Directors will be:

1.	Annual retainer: $54,000 paid monthly (increased from $50,000)

2.	Per diem for each board meeting: $2,000 (excluding telephone board meetings)

3.	Annual non-qualified stock option grant:

a.	Date of grant: Annual shareholders meeting

b.	Term: 8 years

c.	Price: 100% of fair market value on date of grant

d.	Vesting: 6 months after date of grant

e.	Amount: 7,750 (increased from 5,600)

4.	Physical exam: Reimbursement for up to $1,500 for an annual physical exam

5.	Committee fees:

a.	Chairperson:

i.	Compensation Committee and Governance and Nominating Committee: $9,000 per annum

ii.	Audit Committee: $12,000 per annum (increased from $9,000)

b.	Members: $4,000 per annum

c.	Presiding Director: $5,000 per annum

6.	Charitable contribution match: Directors are eligible for the Company’s standard program which matches certain charitable contributions up to a maximum of $1000 per year.

7.

Restricted stock in lieu of retainer: Each director can elect to take 100%, 50% or none of their retainer in the form of a restricted stock grant which is valued at fair market value on the date of grant, with the restriction lapsing six months after the date of grant.

8.

Terminated retirement plan: Under a retirement plan for non-employee directors that was terminated April 1, 1996, each non-employee director serving on the Board at that time who serves five years or more will receive payment of an annual benefit equal to the average of the annual retainers paid to the director during his or her service as a director, with a minimum annual benefit of $24,000. The retirement benefit will commence at the later of the time of retirement from the Board or when the director becomes 60 years old. The retirement benefit is payable over a number of years equal to the director’s years of service as a member of the Board of Directors prior to April 1, 1996.